EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

DUBLICOM LIMITED, LLC, a Delaware corporation

DubLi Properties, LLC, a Delaware corporation

BSP Rewards, Inc., a Florida corporation

CG Holdings Ltd, a Cyprus corporation

DUBLICOM LIMITED, a Cyprus corporation

DubLi Network Limited, a British Virgin Islands corporation

Lenox Resources, LLC, a Delaware corporation

Crown Group Investments Limited, a Jebel Ali Free Zone, United Arab Emirates offshore corporation

Dubli Holdings Limited, a Jebel Ali Free Zone, United Arab Emirates offshore corporation